UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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STEPAN COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STEPAN COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on April 22, 2008

at 9:00 a.m.

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of STEPAN COMPANY (the “Company”) will be held at the Company’s Administrative and Research Center at Edens Expressway and Winnetka Road, Northfield, Illinois, on Tuesday, April 22, 2008, at 9:00 a.m., for the following purposes:

1.	To elect two Directors to the Board of Directors for a three-year term.

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for 2008.

3.	To transact such other business as may properly come before the meeting.

The Board of Directors has designated the close of business on February 22, 2008, as the record date for determining holders of 5 1/2% Convertible Preferred Stock and Common Stock entitled to notice of and to vote at the meeting.

Copies of the Company’s Annual Report and the Form 10-K for the year 2007 are enclosed with this notice.

By order of the Board of Directors,

KATHLEEN O. SHERLOCK

    Assistant Secretary

Northfield, Illinois

March 20, 2008

The Board of Directors of the Company extends a cordial invitation to all stockholders to be present at the meeting. Whether or not you plan to attend the meeting, please mark, sign and mail the enclosed proxy card in the return envelope provided as promptly as possible.

March 20, 2008

PROXY STATEMENT

For the Annual Meeting of Stockholders of

STEPAN COMPANY

Edens Expressway and Winnetka Road

Northfield, Illinois 60093

To be held at 9:00 a.m. on April 22, 2008

The enclosed proxy is solicited by the Board of Directors of the Company, and the Company will bear the entire expense of solicitation. Such solicitation is being made by mail, and the Company’s Officers and employees may solicit proxies from stockholders personally or by telephone or letter. Arrangements will be made with the brokers, custodians, nominees, or other fiduciaries who so request for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in that connection.

At the close of business on February 22, 2008, the record date for the meeting, there were 566,854 shares of 5 1/2% Convertible Preferred Stock (“Preferred Stock”) outstanding, each share of which is convertible into 1.14175 shares of Common Stock and is entitled to 1.14175 votes on each matter to be voted on at the meeting, and, assuming the Preferred Stock were converted, there would be 9,960,014 shares of Common Stock outstanding, each share of which is entitled to one vote on each matter to be voted on at the meeting.

This proxy statement and proxy are first being sent or given to stockholders commencing on or about March 20, 2008. Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy.

ELECTION OF DIRECTORS

The persons named in the enclosed Proxy will vote for the election of Messrs. Thomas F. Grojean and F. Quinn Stepan, Jr. as Directors of the Company to hold office until the Annual Stockholders’ Meeting to be held in the year 2011.

Under the Company’s Certificate of Incorporation and By-laws, Directors are elected by a plurality of the voting power of the shares of Preferred Stock and Common Stock present in person or represented by proxy at the meeting and entitled to vote, voting together as a single class. The outcome of the election will not be affected by shares that withhold authority to vote in the election.

In the event any one or more of such nominees shall be unable to serve as Director, votes will be cast, pursuant to the authority granted in the enclosed Proxy, for such person or persons as may be designated by the Board of Directors. The Board of Directors at this time is not aware of any nominee who is or will be unable to serve as Director, if elected.

PROPOSAL: The Board of Directors recommends that the stockholders vote FOR the election of the nominees Thomas F. Grojean and F. Quinn Stepan, Jr. for a three-year term.

Nominees For Director

The following table sets forth certain information about the nominees for Director:

Name of Nominee	Principal Occupation and Business Experience During the Past Five Years, Other Directorships and Age	Year of First Election as Director	Number and Percent of Shares of Common Stock Beneficially Owned(1)
Thomas F. Grojean	Chairman, Chief Executive Officer and sole owner of Grojean Transportation, a nationwide truckload freight carrier, since 1990. Age—69	1977	36,295(2) (3)	*

F. Quinn Stepan, Jr.	President and Chief Executive Officer of the Company since January 2006. President and Chief Operating Officer of the Company from February 1999 to December 2005. Director of Follett Corporation since February 2005. Age—47	1999	819,459(4) (5)	8.2%

* Less than one percent of outstanding shares.

(1)	Represents number of shares beneficially owned as of February 22, 2008. Number of shares for each Director includes (a) shares of Common Stock owned by the spouse of the Director and shares held by the Director or his spouse as trustee or custodian for the benefit of children and family members where the trustee has voting or investment power, (b) shares of Common Stock which may be acquired through conversion of Preferred Stock, and (c) shares pledged as security by such Director.
(2)	Includes 6,345 shares that such Director has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans.
(3)	Includes 20,060 shares credited to such Director’s account pursuant to the Directors Deferred Compensation Plan Amended and Restated as of January 1, 2005.
(4)	Includes 415,566 shares in the Company’s qualified plans and deemed beneficially owned by the Plan Committee, of which James Hurlbutt, Gregory Servatius and F. Quinn Stepan, Jr. are members and employees of the Company. The Plan Committee selects the investment manager of the Stepan Company Trust for Qualified Plans and Profit Sharing Plan Trust under the terms of a Trust Agreement effective August 1, 2003, with Russell Investment Group (“Russell”). Russell is also the trustee for the Company’s Employee Stock Ownership Plan (“ESOP”) and the Employee Stock Ownership Plan II (“ESOP II”). Russell expressly disclaims any beneficial ownership in the securities of these plans.
(5)	Includes 220,814 shares that F. Quinn Stepan, Jr. has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans, 1,283 shares allocated to F. Quinn Stepan, Jr. under ESOP, 2,386 shares of Common Stock and 553 shares of Preferred Stock allocated to F. Quinn Stepan, Jr. under ESOP II, and 36,679 shares credited to F. Quinn Stepan, Jr.’s stock account under the Management Incentive Plan Amended and Restated as of January 1, 2005 (the “Management Incentive Plan”). Amounts credited to an employee’s stock account at the time of separation of service from the Company will be paid as the employee has elected under the provisions of the Management Incentive Plan. Also includes 5,000 shares pledged as security for a bank loan agreement and 64,628 shares held in a margin account.

Directors Whose Terms Continue

The following table sets forth certain information about those Directors who are not up for reelection as their respective term of office does not expire this year:

Name of Director	Principal Occupation and Business Experience During the Past Five Years, Other Directorships and Age	Year of First Election as Director	Term Expires	Number and Percent of Shares of Common Stock Beneficially Owned(1)
Robert D. Cadieux	Private Investor. From 1993 to January 1995, President and Chief Executive Officer of Air Liquide America Corporation, a manufacturer of industrial gases. From 1991 to 1993, Executive Vice President of Amoco Corporation. From 1983 to 1991, President of Amoco Chemical Company. Trustee of Illinois Institute of Technology. Age—70	1992	2009	13,580(2) (3)	*

Gregory E. Lawton	Private Investor. President and Chief Executive Officer of JohnsonDiversey, Inc., a manufacturer of cleaning products, from October 2000 to February 2006. From January 1999 to September 2000, President and Chief Operating Officer of Johnson Wax Professional. President of NuTone, Inc., a subsidiary of Williams plc based in Cincinnati, Ohio from 1994 to 1998. From 1989 to 1994, served with Procter & Gamble as Vice President and General Manager of several consumer product groups. Director of General Cable and American Trim. Age—57	2006	2009	2,602(4)	*

Robert G. Potter	Private Investor. Chairman and Chief Executive Officer of Solutia Inc., the former chemical businesses of Monsanto Company, from 1997 to 1999. Chief Executive of the chemical businesses of Monsanto Company from 1986 to 1997. Director of Arch Coal Inc. Director of several private companies. Age—68	1995	2010	21,851(2) (5)	*

F. Quinn Stepan	Chairman of the Company since November 1984. Chief Executive Officer of the Company from November 1984 to December 2005. Age—70	1967	2010	1,996,403(6) (7) (8) (9) (10)	20.0%

Edward J. Wehmer	President and Chief Executive Officer of Wintrust Financial Corporation, a financial services company, since May 1998. Prior to May 1998, President and Chief Operating Officer of Wintrust Financial Corporation since its formation in 1996. Director of Wintrust Financial Corporation since 1996. Involved in several charitable and fraternal organizations. Age—53	2003	2010	6,933(11) (12)	*

*Less than one percent of outstanding shares.

(1)	See Note (1) to table under Nominees for Director.
(2)	Includes 6,345 shares that such Director has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans.

(3)	Includes 1,555 shares credited to such Director’s account pursuant to the Directors Deferred Compensation Plan Amended and Restated as of January 1, 2005.
(4)	Includes 952 shares credited to such Director’s account pursuant to the Directors Deferred Compensation Plan Amended and Restated as of January 1, 2005.
(5)	Includes 12,930 shares credit to such Director’s account pursuant to the Directors Deferred Compensation Plan Amended and Restated as of January 1, 2005.
(6)	See Note (3) to tables under Security Ownership of Certain Beneficial Owners.
(7)	See Note (5) to tables under Security Ownership of Certain Beneficial Owners.
(8)	See Note (6) to tables under Security Ownership of Certain Beneficial Owners.
(9)	See Note (7) to tables under Security Ownership of Certain Beneficial Owners.
(10)	See Note (8) to tables under Security Ownership of Certain Beneficial Owners.
(11)	Includes 1,879 shares that such Director has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans.
(12)	Includes 1,554 shares credited to such Director’s account pursuant to the Directors Deferred Compensation Plan Amended and Restated as of January 1, 2005.

Family Relationships

F. Quinn Stepan, Jr. is the son of F. Quinn Stepan.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

As of February 22, 2008, the only persons known to the Company to beneficially own more than five percent of the Company’s Common Stock were the following:

	Number of Shares of Common Stock Beneficially Owned(2)(8)				Total Shares	Percentage of Outstanding Shares of Common Stock
	Voting and/or Investment Power
Name and Address(1)	Sole		Shared
F. Quinn Stepan(4)	1,513,769	(5)(6)(7)	482,634	(3)	1,996,403	20.0%
Dimensional Fund Advisors LP	749,490	(9)			749,490	7.5%
Nicholas Company, Inc.	729,500	(10)			729,500	7.3%
Barclays Global Investors, NA	572,761	(11)			572,761	5.7%

As of February 22, 2008, the only persons known to the Company to beneficially own more than five percent of the Company’s Preferred Stock were the following:

	Number of Shares of Preferred Stock Beneficially Owned(2)			Total Shares	Percentage of Outstanding Shares of Preferred Stock
	Voting and/or Investment Power
Name and Address(1)	Sole	Shared
F. Quinn Stepan(4)	22,162	166,480	(3)	188,642	33.2%
Paul H. Stepan(4)	4,193	166,480	(3)	170,673	30.1%
Mary Louise Wehman(4)	89,684			89,684	15.8%
John Stepan(4)	76,872			76,872	13.5%
Charlotte Stepan Shea(4)	35,244			35,244	6.2%

(1)	Except as otherwise set forth herein, the address of all persons named is Stepan Company, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.
(2)	Represents number of shares beneficially owned as of February 22, 2008. Number of shares owned includes shares held by the spouses of F. Quinn Stepan and Paul H. Stepan and shares held by the persons listed in the table, as trustee or custodian for the benefit of children and family members where the trustee or custodian has voting or investment power.
(3)	F. Quinn Stepan and Paul H. Stepan are managing partners of a family-owned limited partnership which is the sole general partner in another family-owned limited partnership which owns 249,301 shares of Common Stock and 166,480 shares of Preferred Stock. These shares are pledged by the partnership as security for a bank loan agreement. The shares owned by the partnership are included in the tables for both F. Quinn Stepan and Paul H. Stepan.
(4)	F. Quinn Stepan, Paul H. Stepan, John Stepan, Mary Louise Wehman and Charlotte Stepan Shea are the children of the late Mary Louise Stepan and the late Alfred C. Stepan, Jr.
(5)	Includes 5,474 shares of Common Stock allocated to F. Quinn Stepan under ESOP and 39,485 shares of Common Stock and 9,350 shares of Preferred Stock allocated to F. Quinn Stepan under ESOP II.
(6)	Includes 253,432 shares which F. Quinn Stepan has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans.
(7)	Includes 185,543 shares of Common Stock credited to F. Quinn Stepan’s stock account under the Management Incentive Plan.
(8)	Includes the number of shares of Common Stock which the specified person has the right to acquire by conversion of Preferred Stock beneficially owned by such person.
(9)

As reported in a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2008, by Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”), 1299 Ocean

Avenue, 11th Floor, Santa Monica, California 90401, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, indicating beneficial ownership as of December 31, 2007. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over 749,490 shares of Company stock owned by the Funds as of December 31, 2007. These shares are owned by the Funds. Dimensional disclaims beneficial ownership of all such shares.

(10)	As reported in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008, by Nicholas Company, Inc., an investment adviser, 700 North Water Street, Milwaukee, Wisconsin 53202, (“NCI”), Nicholas Fund, Inc., an investment company (“NFI”), and Albert O. Nicholas, the Chief Executive Officer, Chairman, Director and majority shareholder of NCI (“AON”). In the Schedule 13G indicating beneficial ownership as of December 31, 2007, the Nicholas reporting entities report that the beneficial ownership reported by all three entities relate to the same shares of the Company in which each such reporting person has a separate beneficial interest. The Nicholas reporting entities disclosed that, taken as a whole as of December 31, 2007, they have sole voting power as to 687,500 shares and sole dispositive power as to 729,500 shares. The respective Nicholas reporting entities disclosed voting and dispositive power as follows: NCI, sole voting power as to 0 shares and sole dispositive power as to 729,500 shares; NFI, sole voting power as to 687,500 shares and sole dispositive power as to 0 shares; and AON, sole voting power as to 0 shares and sole dispositive power as to 0 shares. AON may be deemed to have indirect beneficial ownership of the shares beneficially held by the other Nicholas reporting entities and disclaims beneficial ownership of these shares.
(11)	As reported in a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2008, by Barclays Global Investors, NA, a bank, 45 Fremont Street, San Francisco, California 94105, (“BGI”), Barclays Global Fund Advisors, an investment adviser (“BGFA”), Barclays Global Investors, Ltd., a bank (“BGIL”), Barclays Global Investors Japan Trust and Banking Company Limited, a bank (“BGIJTB”), Barclays Global Investors Japan Limited, an investment adviser (“BGIJ”), Barclays Global Investors Canada Limited, an investment adviser (“BGIC”), Barclays Global Investors Australia Limited, an investment adviser (“BGIA”), and Barclays Global Investors (Deutschland) AG, an investment adviser (“BGID”). In the Schedule 13G indicating beneficial ownership as of December 31, 2007, the Barclays reporting entities do not affirm the existence of a group and state that their shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts. The Barclays reporting entities disclosed that, taken as a whole as of December 31, 2007, they have sole voting power as to 561,150 shares and sole dispositive power as to 572,761 shares. The respective Barclays reporting entities disclosed voting and dispositive power as follows: BGI, sole voting power as to 461,091 shares and sole dispositive power as to 472,702 shares; BGFA, sole voting power as to 100,059 shares and sole dispositive power as to 100,059 shares; and each of BGIL, BGIJTB, BGIJ, BGIC, BGIA and BGID disclosed sole voting power as to 0 shares and sole dispositive power as to 0 shares.

Security Ownership of Management

The following table sets forth, as of the close of business on February 22, 2008, the security ownership of each Executive Officer listed in the Summary Compensation Table in this proxy statement, each Director and nominee for Director, and all Directors and Executive Officers as a group on such date:

Name	Number and Percent of Shares of Common Stock Beneficially Owned(1)
James E. Hurlbutt	460,265	(2)	4.6%
John V. Venegoni	100,361	(3)	1.0%
Anthony J. Zoglio	64,444	(4)	*
F. Quinn Stepan	1,996,403	(5)	20.0%
F. Quinn Stepan, Jr.	819,459	(6)	8.2%
Robert D. Cadieux	13,580	(7)	*
Thomas F. Grojean	36,295	(8)	*
Gregory E. Lawton	2,602	(9)	*
Robert G. Potter	21,851	(10)	*
Edward J. Wehmer	6,933	(11)	*
All Directors and Executive Officers(12)	3,272,638		32.8%

* Less than one percent of outstanding shares.

(1)	Number of shares for each Director, nominee for Director and Executive Officer (and Directors and Executive Officers as a group) includes (a) Common Stock owned by the spouse of each Director, nominee for Director or Executive Officer and shares held by each Director, nominee for Director or Executive Officer or his spouse as trustee or custodian for the benefit of children and family members where the trustee has voting or investment power, (b) shares of Common Stock which may be acquired within 60 days through the exercise of stock options granted pursuant to the Company’s stock option plans or conversion of Preferred Stock, and (c) shares pledged as security by such Director, nominee for Director or Executive Officer.
(2)	Includes 1,391 shares allocated to James E. Hurlbutt under ESOP, 2,526 shares of Common Stock and 587 shares of Preferred Stock allocated to James E. Hurlbutt under ESOP II, 26,625 shares that James E. Hurlbutt has the right to acquire under the Company’s stock option plans, and 8,229 shares credited to James E. Hurlbutt’s stock account under the Management Incentive Plan. Also includes 3,700 shares held in a margin account. Also includes 415,566 shares in the Company’s qualified plans and deemed beneficially owned by the Plan Committee, of which James Hurlbutt, Gregory Servatius and F. Quinn Stepan, Jr. are members and employees of the Company. The Plan Committee selects the investment manager of the Stepan Company Trust for Qualified Plans and Profit Sharing Plan Trust under the terms of a Trust Agreement effective August 1, 2003, with Russell. Russell is also the Trustee for the Company’s ESOP and ESOP II. Russell expressly disclaims any beneficial ownership in the securities of these plans.
(3)	Includes 1,226 shares allocated to John V. Venegoni under ESOP, 2,254 shares of Common Stock and 522 shares of Preferred Stock allocated to John V. Venegoni under ESOP II, 80,481 shares that John V. Venegoni has the right to acquire under the Company’s stock option plans, and 12,215 shares credited to John V. Venegoni’s stock account under the Management Incentive Plan.
(4)	Includes 479 shares allocated to Anthony J. Zoglio under ESOP, 128 shares of Common Stock and 18 shares of Preferred Stock allocated to Anthony J. Zoglio under ESOP II, 46,628 shares that Anthony J. Zoglio has the right to acquire under the Company’s stock option plans, and 8,098 shares credited to Anthony J. Zoglio’s stock account under the Management Incentive Plan.
(5)	See table under Directors Whose Terms Continue.
(6)	See table under Nominees for Director.
(7)	See table under Directors Whose Terms Continue.
(8)	See table under Nominees for Director.
(9)	See table under Directors Whose Terms Continue.
(10)	See table under Directors Whose Terms Continue.

(11)	See table under Directors Whose Terms Continue.
(12)	As of February 22, 2008, all Directors and Executive Officers as a group beneficially owned 191,528 shares of Preferred Stock, including 12,236 shares of Preferred Stock allocated to Company-employed Directors and Executive Officers under ESOP II, and which collectively represented 33.7% of the outstanding Preferred Stock and were convertible into 218,677 shares (2.1%) of Common Stock. As of February 22, 2008, Company-employed Directors and Executive Officers as a group had the right to acquire 747,083 shares of Common Stock under stock options exercisable within 60 days, 12,331 shares of Common Stock allocated to them under ESOP, 52,009 shares of Common Stock allocated to them under ESOP II, and 267,930 shares of Common Stock credited to their stock accounts under the Management Incentive Plan.

Equity Compensation Plan Information

The following table provides information as of December 31, 2007, about the Company’s securities which may be issued under the Company’s existing equity compensation plans, all of which have been approved by the stockholders:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,221,749	$25.42	839,250	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	1,221,749	$25.42	839,250

(1)	Under the Company’s existing equity compensation plans, shares may be issued in the form of performance stock awards as awarded by the Compensation and Development Committee of the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require the Company’s Executive Officers and Directors, and persons who own more than 10 percent of the Company’s Common Stock or Preferred Stock, to file reports of beneficial ownership and changes in beneficial ownership of the Common Stock or Preferred Stock with the Securities and Exchange Commission, the New York Stock Exchange, the Chicago Stock Exchange and the Company. Based solely upon a review of the copies of such forms received by it during or with respect to its most recent fiscal year, or written representations from certain reporting persons, the Company believes that all persons subject to Section 16(a) reporting filed the required reports on time.

Policies and Procedures for Approving Related Person Transactions

The Company adopted a policy entitled “Stepan Company Related Party Transactions Policy and Procedures” which was approved by the Audit Committee of the Board of Directors on February 22, 2007, and reviewed by the Audit Committee on February 11, 2008 (“Related Party Transactions Policy”). This policy applies to transactions involving the Company and a Related Party, which is defined as a person or entity who is a Company executive officer, director, or nominee for election as a director, or a beneficial owner of 5% or more of the Company’s stock, or an immediate family member of these persons. The Related Party Transactions Policy states that the Company will enter into or ratify Related Party Transactions only when the Board of Directors, acting through the Audit Committee or as otherwise set forth in the Related Party Transactions Policy, approves the Related Party Transaction after determining that it is in, or is not inconsistent with, the best interests of the Company and its stockholders. The Audit Committee will review the material facts of all Related Party Transactions under the Related Party Transactions Policy in order to make such determination and to decide whether to approve or disapprove such Related Party Transaction. No director may participate in any discussion or approval of a Related Party Transaction for which he or she is a Related Party, except that the director must provide any material information concerning the Related Party Transaction requested by the Audit Committee.

As set forth in the Related Party Transactions Policy, the Audit Committee has reviewed and approved certain Related Party Transactions and determined that the following Related Party Transactions will be deemed to be pre-approved or ratified under the terms of the Related Party Transactions Policy without further review by the Audit Committee: employment of executive officers; director compensation/reimbursement; transactions where all employees or stockholders receive proportional benefits; transactions with another company at which a Related Party’s only relationship is as an employee (other than as an executive officer) or director of that company or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues; and certain company charitable contributions to charitable or non-profit organizations if the Related Party’s only relationship is as an employee (other than as an executive officer) or a director or acting in a similar capacity at that organization, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that organization’s total annual receipts. In addition, the Board of Directors has delegated to the Audit Committee Chairman the authority to approve or ratify any Related Party Transaction with a Related Party in which the aggregate amount involved is expected to be less than $120,000. All other Related Party Transactions must be approved by the Audit Committee pursuant to the procedures discussed below.

At each calendar year’s first regularly scheduled Audit Committee meeting, the Company’s management will submit any Related Party Transaction it would like the Company to enter into for that calendar year, including the proposed aggregate value of such transaction, if applicable. After the first calendar year meeting, any additional Related Party Transactions must be submitted to the Audit Committee for approval. Once the Audit Committee determines that the proposed transaction involved exceeds $120,000 and is a Related Party Transaction that requires review and approval by the Audit Committee, the proposed Related Party Transaction and relevant factors will be reviewed by the Audit Committee. The factors considered by the Audit Committee for its evaluation of a Related Party Transaction include the Related Party’s relationship to the Company and the Related Party’s interest in the transaction; the material facts of the proposed Related Party Transaction, including the proposed aggregate value of such transaction; the benefits to the Company of the proposed Related Party Transaction; if applicable, the availability of other sources of comparable products or services; and an assessment of whether the terms of the proposed Related Party Transaction are comparable to the terms available to an unrelated third party or to employees generally, as applicable. For ongoing transactions, the Audit Committee will take into consideration the Company’s contractual obligations under those transactions and, based on all available relevant facts and circumstances, determine if the Related Party Transaction remains in the best interests of the Company and its stockholders. After review, the Audit Committee will approve or disapprove such transactions and at each subsequently scheduled meeting, the Company will update the Audit Committee as to any material change to those transactions.

In the event the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel becomes aware of a Related Party Transaction that has not been previously approved or ratified under the Related Party Transactions Policy, if the transaction is pending, it will be submitted to the Audit Committee promptly for its consideration of all available relevant facts and circumstances, including (if applicable) the benefits to the Company; the impact on a director’s independence in the event the Related Party is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources of comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. Based on its conclusions, the Audit Committee will evaluate all options, including ratification, amendment or termination of the Related Party Transaction. If the transaction is ongoing or has been completed, the Audit Committee will evaluate the transaction, taking into account the same factors described above, to determine if rescission of the transaction is appropriate and will request that the General Counsel evaluate the Company’s controls and procedures to ascertain the reason the transaction was not submitted to the Audit Committee for prior approval and whether any changes to these procedures are recommended.

Transactions with Related Persons, Promoters and Certain Control Persons

Mr. Paul H. Stepan (brother of F. Quinn Stepan and uncle of F. Quinn Stepan, Jr.) served as a Director of the Company until his resignation effective February 14, 2006. Mr. Paul H. Stepan was employed as an attorney with the law firm of McGuireWoods LLP (“McGuireWoods”) from December 2005 to September 2007. During 2007, the Company retained McGuireWoods to perform legal services for the Company in the amount of $221,344. The amount of legal fees paid by the Company to McGuireWoods in 2007 does not exceed five percent of McGuireWoods’ gross revenues for McGuireWoods’ last full fiscal year. Since Mr. Paul H. Stepan left McGuireWoods in 2007, the Company’s transactions with McGuireWoods in 2008 are no longer considered to be Related Party Transactions as defined in the Company’s Related Party Transactions Policy and thus, no waiver of the conflict of interest provisions of the Company’s Code of Conduct from the Audit Committee is required for transactions with McGuireWoods in 2008.

Mr. John Stepan (brother of F. Quinn Stepan and Paul H. Stepan and uncle of F. Quinn Stepan, Jr.) serves as a consultant for Hub International of Illinois Limited and an affiliate (“HUB”). HUB serves as an insurance broker for the Company to place various types of insurance coverage, including employee benefit policies, non-employee benefit policies and surety bonds. As the broker, HUB receives commissions for premiums paid by the Company for this insurance coverage. In 2007, the Company paid $727,086 in premiums for this insurance coverage, and HUB received $113,102 in commissions for these premiums. In 2007, HUB paid John Stepan $30,925 in fees for insurance coverage placed by HUB for the Company. Pursuant to the Company’s Related Party Transactions Policy, the Audit Committee has reviewed this previously approved Related Party Transaction and has determined that it is in the best interest of the Company and its stockholders to continue to permit the Company to retain HUB as an insurance broker. Accordingly, the Audit Committee has agreed to continue to waive the conflict of interest provisions of the Company’s Code of Conduct to allow HUB to serve as an insurance broker for the Company and has approved this transaction under the Related Party Transactions Policy.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Corporate Governance Guidelines and Code of Conduct

The Company is committed to having sound corporate governance principles and has adopted Corporate Governance Guidelines and a Code of Conduct to maintain those principles. The Company’s Code of Conduct applies to all of the Company’s officers, directors and employees, including the Company’s Principal Executive Officer and Principal Financial Officer. The Company’s Corporate Governance Guidelines and Code of Conduct are available at http://www.stepan.com, under “Investors—Corporate Governance.” Stockholders may also request a free printed copy of the Company’s Corporate Governance Guidelines and Code of Conduct by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

Board of Directors and Committee Meetings

During 2007, there were five regular meetings and one special meeting of the Board of Directors. During 2007, all of the Directors attended greater than 75 percent of the total number of meetings of the Board of Directors and meetings of committees of the Board of Directors of which such Director was a member. The Company does not have a formal policy regarding Director attendance at the Company’s Annual Meeting of Stockholders. All Directors attended the 2007 Annual Meeting of Stockholders and plan to attend the 2008 Annual Meeting of Stockholders. The Company’s Board of Directors has a standing Audit Committee, Compensation and Development Committee, and Nominating and Corporate Governance Committee.

Messrs. Thomas F. Grojean and F. Quinn Stepan, Jr. are current Company Directors who were previously elected by the stockholders. The terms for Messrs. Grojean and Stepan, Jr. expire in 2008. The nominations of Messrs. Grojean and Stepan, Jr. to stand for election for a three-year term at the 2008 Annual Meeting of Stockholders have each been reviewed and approved by the Nominating and Corporate Governance Committee.

•	Audit Committee

The Board of Directors has an Audit Committee, which held six meetings in 2007. The functions of the Audit Committee include annual selection and engagement of the independent registered public accounting firm, meeting with the independent registered public accounting firm before the year-end audit to review the proposed fees and scope of work of the audit, meeting with the independent registered public accounting firm at the completion of the year-end audit to review the results of the audit and internal controls over financial reporting, meeting with the independent registered public accounting firm quarterly prior to the Company’s filing of its report on Form 10-Q, review of the independent registered public accounting firm’s communication setting forth findings and suggestions regarding internal controls, financial policies and procedures and management’s response to that communication, review of the internal audit program of the Company, review of unusual or significant financial transactions, review and approval or disapproval of Related Party Transactions pursuant to the Company’s Related Party Transactions Policy, and preparation of an Audit Committee report as required by the Securities and Exchange Commission to be included in this proxy statement. The members of the Audit Committee in 2007 were Messrs. Cadieux, Grojean, Lawton, Potter and Wehmer (Chairman), all of whom are outside independent directors as defined under the rules of the New York Stock Exchange and described below under “Director Independence.” The Board of Directors has determined that Mr. Wehmer is qualified as the Audit Committee’s financial expert within the meaning of the Securities and Exchange Commission regulations. In addition, the Board of Directors has determined that Mr. Wehmer has accounting and related financial management expertise within the meaning of the rules of the New York Stock Exchange. None of the Audit Committee members serve on the audit committee of more than two public companies.

The report of the Audit Committee is included in this proxy statement. The charter of the Audit Committee is available at http://www.stepan.com, under “Investors—Corporate Governance.” Stockholders may also request a free printed copy of the charter by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

•	Compensation and Development Committee

The Board of Directors has a Compensation and Development Committee, which held three meetings in 2007. The functions of the Compensation and Development Committee include reviewing the salaries of the Executive Officers of the Company each year, adjusting them as appropriate, approving all management incentive awards, approving proposals for granting of stock awards, providing advice and counsel to the Company regarding executive development and succession planning, approving management’s Compensation Discussion and Analysis, and preparing the Compensation and Development Committee Report as required by the Securities and Exchange Commission to be included in this proxy statement. The members of the Compensation and Development Committee in 2007 were Messrs. Cadieux, Grojean, Lawton (Chairman), Potter and Wehmer, all of whom are outside independent directors as defined under the rules of the New York Stock Exchange and described below under “Director Independence.”

Both the Compensation Discussion and Analysis and the Compensation and Development Committee Report are included in this proxy statement. The charter of the Compensation and Development Committee is available at http://www.stepan.com, under “Investors—Corporate Governance.” Stockholders may also request a free printed copy of the charter by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

•	Nominating and Corporate Governance Committee

The Board of Directors has a Nominating and Corporate Governance Committee, which held three meetings in 2007. The functions of the Nominating and Corporate Governance Committee include assisting the Board of Directors by identifying individuals qualified to become board members and recommending to the Board of Directors the director nominees for the next annual meeting of stockholders, developing and recommending to the Board of Directors the guidelines for corporate governance applicable to the Company, leading the Board of Directors in its annual review of the Board of Directors’ performance, and recommending to the Board of Directors the director nominees for each committee. The members of the Nominating and Corporate Governance Committee are Messrs. Cadieux, Grojean, Lawton, Potter (Chairman) and Wehmer, all of whom are outside independent directors as defined under the rules of the New York Stock Exchange and described below under “Director Independence.” The charter of the Nominating and Corporate Governance Committee is available at http://www.stepan.com, under “Investors—Corporate Governance.” Stockholders may also request a free printed copy of the charter by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board of Directors. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors to address the membership criteria. Any stockholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should include the nominee’s name and qualifications for Board of Director membership and be addressed to Nominating and Corporate Governance Committee Chairman, c/o Secretary’s Office, Stepan Company, Edens Expressway and Winnetka Road, Northfield, Illinois 60093. To submit a director nomination for next year’s annual meeting of stockholders, the deadlines are as set forth in the “Stockholder Proposals” section provided below. The Secretary delivers all correspondence to the Nominating and Corporate Governance Committee Chairman without first screening the correspondence.

The Corporate Governance Guidelines contain the Board of Directors’ membership criteria that apply to nominees recommended by the Nominating and Corporate Governance Committee for a position on the Board of Directors. Under these criteria, members of the Board of Directors should possess qualities that include strength of character, an inquiring and independent mind, practical wisdom and mature judgment. In addition to these qualities, the nominees should also possess recognized achievement, an ability to contribute to some aspect of the

Company’s business, and the willingness to make the commitment of time and effort required of a Company director. The Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees for director includes recommendations by stockholders, non-management directors and executive officers, a review and background check of specific candidates, an assessment of the candidate’s independence under the criteria described above and interviews of director candidates by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s evaluation of a nominee recommended by a stockholder would consider the factors described above, as well as any of the general criteria previously described in this section.

The Nominating and Corporate Governance Committee reports annually to the Board of Directors on an assessment of the Board of Directors’ performance. The Chairman of the Nominating and Corporate Governance Committee initially discusses the assessment with the Chairman, and if desired by any director, the assessments are discussed at the Executive Sessions of the non-management directors. The assessment is of the Board of Directors’ contribution in its entirety and reviews areas in which the Board of Directors and/or management believe a stronger contribution could be made. The Nominating and Corporate Governance Committee is responsible for evaluating the performance of current board members at the time they are considered for re-nomination to the Board of Directors.

Director Independence

For purposes of determining director independence, the Company has adopted the following standards in compliance with the New York Stock Exchange director independence standards as currently in effect. These standards are not posted on the Company’s website but are provided as set forth below. No director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company or any of its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or any of its subsidiaries). In addition, a director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•

The director, or an immediate family member, has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

(A) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external independent registered public accounting firm; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Under the New York Stock Exchange rules and the Company’s Corporate Governance Guidelines, at least a majority of the Company’s directors and each member of the Audit Committee, Compensation and Development

Committee, and Nominating and Corporate Governance Committee must meet the independence standards set forth above. The Board of Directors has determined that each of Robert D. Cadieux, Thomas F. Grojean, Gregory E. Lawton, Robert G. Potter and Edward J. Wehmer has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent under the standards set forth above.

Mr. F. Quinn Stepan and Mr. F. Quinn Stepan, Jr. could not be deemed independent under the rules of the New York Stock Exchange since Mr. F. Quinn Stepan has served as the Chairman of the Company since November 1984 and Mr. F. Quinn Stepan, Jr. has served as the President and Chief Executive Officer of the Company since January 2006.

Executive Sessions

Executive Sessions of non-management directors will be held at least two times per year. At least one of the Executive Sessions each year will be limited to independent directors as defined under the rules of the New York Stock Exchange. Executive Sessions are generally held by the independent directors after every regular Board of Directors meeting and after every Board Committee meeting. In 2007, four Executive Sessions (one after each regular Board of Directors meeting) were held by the independent directors and chaired by Mr. Potter. In addition, an Executive Session was also held after every Board Committee meeting during 2007. The Executive Sessions are scheduled and chaired by the Chairman of the Nominating and Corporate Governance Committee. In 2008, the Chairman of the Nominating and Corporate Governance Committee is Mr. Potter. Any non-management director can request that an additional Executive Session be scheduled. A stockholder may communicate with the Chairman of the Nominating and Corporate Governance Committee by writing to him, c/o Secretary’s Office, Stepan Company, Edens Expressway and Winnetka Road, Northfield, Illinois 60093. The Secretary delivers all correspondence to the Nominating and Corporate Governance Committee Chairman without first screening the correspondence.

Compensation Committee Interlocks and Insider Participation

None.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Role of the Compensation and Development Committee

The Compensation and Development Committee of the Board of Directors (defined within this Compensation Discussion and Analysis section as the “Committee”) is responsible for overseeing the establishment and administration of the Company’s policies, programs and procedures for compensating the Company’s executive management. The Committee is also responsible for providing advice and counsel to the Company regarding executive development and succession planning. The Committee acts pursuant to a charter which is available on the Company’s website at http://www.stepan.com, under “Investors—Corporate Governance.”

The individuals who served as the Company’s Principal Executive Officer and Principal Financial Officer during fiscal year 2007, as well as the three other most highly compensated executive officers included in the Summary Compensation Table, are referred to in this proxy statement as the named executive officers (“NEOs”). The executive officers include the NEOs and the other executive officers of the Company.

Compensation Objectives

The overall objectives of the Company’s compensation programs are as follows:

•	attract and retain employees of outstanding ability;

•	motivate employees to achieve improved performance, and drive results that will help the Company achieve its goals;

•	align the interests of our employees with the interests of our stockholders; and

•	provide for levels of compensation competitive with the marketplace.

Compensation Philosophy

The Company’s guiding philosophy in executive compensation is that the compensation of executive officers should reflect job responsibilities and performance, and should be competitive internally, to like or comparable positions, as well as externally, to like or comparable positions based on job descriptions and responsibilities within general industry. The Company’s compensation philosophy is reviewed annually by the Committee.

The Company measures the success of the overall compensation programs and philosophy by monitoring turnover of all employees, including all executives, and the ability to fill key open positions in a timely manner.

To date, the Committee has not considered the impact of previously awarded compensation in determining current executive total compensation. The Committee does, however, use aggregate general industry survey data to benchmark executive compensation annually as described below under “Benchmarking Data.” Except for the limits regarding incentive compensation described below, the Committee does not use specific policies to allocate between cash and non-cash compensation or between short-term and long-term compensation.

Compensation Consultant

The Committee has not retained its own compensation consultant, but reviews and considers the work performed by compensation consultants engaged by the Company. On an ongoing basis, the Company utilizes compensation survey data and software purchased from one of the Company’s consultants, Watson Wyatt, when making base compensation decisions for Company executives. Additionally, in 2007, the Company engaged another consultant, Towers Perrin, to benchmark total compensation for executive officers, including base salary, short-term incentives and long-term incentives. The Company typically determines the role of the compensation consultant, with Committee review and approval. The Committee has determined that it is appropriate to utilize this information, after appropriate Committee review, given the Company’s size and the relative level and nature of the Company’s executive compensation, balanced against the cost of engaging a separate compensation consultant.

Role of Executives in Establishing Compensation

The Committee determines the compensation of the Chairman and the Chief Executive Officer. The Chief Executive Officer and the Vice President—Human Resources make recommendations to the Committee regarding compensation for all other executive officers, including the NEOs. The Committee then reviews these recommendations and approves the final compensation for these individuals. All recommendations made to the Committee are based upon the Company’s policies and guidelines established and outlined in the “Benchmarking Data” and “Elements of Compensation” sections which follow.

Benchmarking Data

The Company benchmarks total compensation, including base salary, short-term incentives and long-term incentives, annually. In 2007, the Company engaged Towers Perrin to provide general industry survey data to benchmark total compensation for all executive officers, including the NEOs. Additionally, the Company subscribes to compensation survey data supplied by Watson Wyatt. For the executive officers, including the NEOs, the Company benchmarked base salary and total compensation using the Towers Perrin Executive Compensation Data Base as well as the Watson Wyatt Industry Report on Top Management Compensation. The Towers Perrin Executive Compensation Data Base is comprised of over 800 companies representing a variety of industries. The data used by the Company to benchmark total compensation represent non-energy and non-financial services companies.

The Company benchmarks total compensation to ensure that the Company’s compensation levels are sufficiently competitive to attract, retain and motivate its employees. The benchmarks used in both the Towers Perrin and the Watson Wyatt aggregate surveys are relevant to the position being analyzed. The benchmarking elements from the surveys include one or more of the following categories: general industry, specific industry (chemicals, plastics, bio-technology, pharmaceuticals and cosmetics, or others), geographic location and company-size (less than $2 billion annual revenues). The Company targets total compensation for executive officers to be in the 50th percentile of these surveys. In 2007, the Company was competitive (defined by Towers Perrin as within 15% of the 50th percentile) but below the 50th percentile for base salary and short-term incentives. However, the Company was less than competitive for total compensation as a result of the current value of long-term incentives.

Elements of Compensation

For the fiscal year ended December 31, 2007, the principal elements of compensation for the executive officers, including the NEOs, are as follows:

Compensation Element / Purpose	Description
Base Salary To attract and retain individuals of outstanding abilities	Fixed component of pay based on specific position salary ranges determined by job responsibilities, competitive benchmark data and performance

Short-Term Incentives To attract and retain employees and to align their interests directly with Company financial targets	Variable, annual, at risk component of pay that rewards achievement of pre-determined Company and individual goals

Long-Term Incentives To promote retention of executives, recognize outstanding job performance and encourage a focus on the Company’s long-term financial results	Variable, at risk, equity component of pay for eligible participants that rewards stockholder value creation over time

Retirement Benefits To promote retention and to attract outstanding employees	Fixed percentage of base salary under a Retirement Savings Plan adopted in 2006. The Chief Executive Officer and other NEOs, except for the Chairman, are among a number of Company employees that also receive transition benefits for a limited period of time due to the freeze of the Defined Benefit Plan.

Profit Sharing Plans To provide a tax deferred retirement savings vehicle directly connected to the Company’s financial results	Variable, annual, at-risk component directly determined by Corporate Net Income achieved

Other Benefits	NEOs are eligible for the benefit programs that are available to all other salaried employees which provide for basic life, health and security needs

Base Salary

The Company has established salary grades and ranges for all employees, including all of the NEOs. The grades range from 3 to 19, and within each grade, there are three tiers. Salary grades reflect the responsibility level of the position, i.e., positions requiring greater responsibility having a higher number salary grade. Salary tiers reflect the employee’s individual performance and experience. The salary range for each grade is primarily based on data benchmarked to the 50th percentile. This enables the Company to ensure pay equity among executives and all employees. The complete salary grade and tier chart is published annually to all management employees.

The Committee, taking into consideration the performance of the Company, the Company’s compensation philosophy, the benchmark survey data, and the Company’s salary grade and tier chart, reviews and determines the Chief Executive Officer’s salary and the Chairman’s salary on an annual basis. The Chief Executive Officer and the Vice President—Human Resources make recommendations to the Committee regarding compensation for all other executive officers. The Committee has the discretion to approve the recommendations or revise the recommended amounts, higher or lower, based upon each specific executive officer’s performance. The Chief Executive Officer’s salary range is determined based on the same factors and criteria as those of other NEOs, executive officers and all salaried employees.

Short-Term Incentive Compensation

The purpose of short-term incentive compensation (annual bonus) is to attract and retain executive, managerial and key employees of outstanding ability, and to align participants’ interests directly with Company financial targets. The total amount of short-term compensation is a percentage of the executive’s or employee’s actual earned annual salary. Because more senior managers have more ability to impact Company results, a greater percentage of their total compensation is at-risk in the form of the annual bonus. Both the Chief Executive Officer and the Chairman have the highest levels of responsibility, and therefore, are eligible for the highest bonus percentage. The Vice President and General Manager—Surfactants, as the leader of the largest business unit, and the Vice President—Supply Chain, with responsibility for all manufacturing sites and supply chain functions, are therefore eligible for the next highest bonus percentage. Finally, the Vice President and Chief Financial Officer, with responsibility for all financial functions, is eligible for the third highest bonus percentage. Under the terms of the Stepan Company Management Incentive Plan Amended and Restated as of January 1, 2005 (“Management Incentive Plan”), the maximum percentage of an executive’s bonus is 75% of his or her annual base salary. The following chart reflects the maximum bonus percentage for each NEO:

NEO	Maximum Bonus Percentage
Chief Executive Officer (F. Quinn Stepan, Jr.)	75%
Chairman (F. Quinn Stepan)	75%
Vice President and Chief Financial Officer (James E. Hurlbutt)	48%
Vice President and General Manager—Surfactants (John V. Venegoni)	60%
Vice President—Supply Chain (Anthony J. Zoglio)	60%

Within these maximum percentages, each executive officer’s annual bonus is directly determined by the Company’s overall financial performance and/or achievement of a set of individual performance goals, as described below. Payouts against each goal are based on the relative level of achievement of the goal, and are measured against four categories: Marginal, Competent, Commendable and Distinguished. The Marginal level represents the minimum threshold that must be exceeded in order to obtain any payout against that goal; in contrast, the Distinguished level represents the maximum threshold that must be met or exceeded for that goal. The Competent and Commendable levels are set at prorated amounts between the Marginal and Distinguished levels. Few, if any, managers or executives achieve their maximum bonus in any calendar year. In addition, bonus payments as a whole may be reduced or eliminated based on the Company’s performance. At the Committee’s discretion, bonus payments for individuals may also be increased up to the maximum bonus percentage to reflect extraordinary individual performance, or reduced or eliminated, to reflect unacceptable performance.

•	Overall Financial Performance Targets

The Committee establishes the Company’s overall financial performance targets at the beginning of each calendar year. In 2007, as in prior years, the Committee established two such targets: Corporate Net Income and Corporate Return on Invested Capital (ROIC). In 2007, the following levels were set for each of these targets:

Target	Marginal	Competent	Commendable	Distinguished
Net Income	$12.0 million	$14.0 million	$16.0 million	$18.0 million
ROIC	4.5%	5%	5.5%	6%

Each NEO’s annual bonus objectives include overall financial performance targets. Given their respective levels of responsibility, the Chairman and the Chief Executive Officer had their bonus based entirely on overall financial performance targets. The other NEOs had at least 40% of their bonus tied to these targets.

The following table shows the Company’s performance against the Corporate Net Income and ROIC targets in 2006 and 2007:

Target	2006 Results	2006 Distinguished (Maximum) Target	2006 Payout Against Distinguished (Maximum) Target	2007 Results	2007 Distinguished (Maximum) Target	2007 Payout Against Distinguished (Maximum) Target
Net Income	$6.7 million	$21.0 million	0%(1)	$15.1 million	$18.0 million	76%(2)
ROIC	4.64%	6.50%	0%(1)	5.92%	6.00%	95%(2)(3)

(1)	The 2006 Corporate Net Income and ROIC results were below Marginal which resulted in no payout.
(2)	Actual payout adjusted to reflect results from ongoing operations, excluding deferred compensation expense, the gain on the sale of the specialty ester business, and the write-down of UK goodwill.
(3)	Actual ROIC payout also adjusted to reflect LIFO inventory value changes.

In 2008, the Committee established three overall financial performance targets for all NEOs. Two of these targets, Corporate Net Income and ROIC, were used in 2007 and previous years. The Committee added a third target for 2008: Corporate Free Cash Flow, which was added to ensure that cash flow is effectively managed and prudently reinvested for increased stockholder value. The bonus for the Chairman and the Chief Executive Officer in 2008 will be based on achievement of these three targets. At least 40% of the 2008 bonus for all other executive officers will be based on achievement of these three targets. The remainder of the 2008 bonus for all other executive officers will be determined based on financial and performance targets specific to their respective areas of responsibility.

•	Individual Performance Targets

For executives other than the Chief Executive Officer and the Chairman, the Chief Executive Officer and the executive agree upon individual performance targets at the beginning of each calendar year. These individual performance targets may either be a financial target for a particular business segment or organization or an achievement of a certain financial, safety, service or other goal specific to their function, as illustrated in the following chart:

Vice President and Chief Financial Officer (James E. Hurlbutt)	Vice President and General Manager—Surfactants (John V. Venegoni)	Vice President—Supply Chain (Anthony J. Zoglio)
Corporate Targets: 50% of total Other Financial Targets: 50% of total	Corporate Targets: 40% of total Global Surfactant Operating Income: 20% of total Global Surfactant ROIC: 20% of total Specific Surfactant Product Financial Targets: 20% of total	Corporate Targets: 50% of total Safety, Service, Volume and other Financial Targets: 50% of total

Long-Term Incentive Compensation

The Company worked with Watson Wyatt in 2006 to benchmark the Company’s long-term incentive compensation plan. Watson Wyatt recommended that the design of this plan be amended in order for long-term incentive awards to be competitive with market practices. As a result, the Company adopted a revised long-term incentive equity plan for executives of the Company. The Stepan Company 2006 Incentive Compensation Plan (the “2006 Incentive Plan”) was previously approved by stockholders at the 2006 Annual Meeting of Stockholders.

Executive officers receive stock option grants and performance shares of stock on an annual basis in order to (i) promote retention of executives, (ii) recognize outstanding job performance, and (iii) encourage a focus on the Company’s long-term financial results, which in turn enhance the likelihood of increases in the value of the Company’s common stock. The Committee is responsible for approving all stock option grants and stock awards. Eligibility for long-term incentives is based on two factors: (1) job performance, and (2) the potential of each executive or executive officer to impact the Company’s financial results. The value of the long-term incentives for each executive is based on survey data supplied by Watson Wyatt. Currently, these long-term incentive components are weighted approximately at 1/3 of the total grant amount as stock options and 2/3 as performance shares. This ratio is weighted to performance shares because shares only vest upon achieving significantly improved Company performance. The annual grant of stock options and performance shares is made each year on the day of the Committee meeting held in February. In addition, stock option grants may be made to executive officers at other times based on other factors that the Committee determines to be relevant. For instance, stock option grants and performance shares may be granted upon hire, upon promotion or for extraordinary job performance.

•	Stock Option Grants

Stock option grants are made annually at the fair market value of Stepan common stock on the date of grant with a two-year vesting period and an eight-year term. The option price is set at the date of award. Backdating of stock options is prohibited under any circumstances. The Company does not have any program or current practice, nor does it plan to have any future program or practice, to time option or other share grants with the release of material non-public information. The Company has not timed, nor does it plan to time, the release of material non-public information for the purpose of increasing the value of executive compensation.

•	Stock Grants (Performance Shares)

Participants are granted a target number of performance shares that could be earned based on the achievement of Corporate Net Income and ROIC targets over a three-year period. The number of shares actually earned could vary depending on the level of performance achieved. The Company uses a matrix to determine the award. The matrix is included below. Because this long-term incentive plan was approved and implemented in 2006, the first set of performance shares will vest if the Company achieves its targeted Corporate Net Income and ROIC in the year ending December 31, 2008. Therefore, no performance shares vested in 2007.

The Threshold level for both Corporate Net Income and ROIC must be met before any payout occurs. Proration will occur between boxes and Threshold, Target and Maximum levels achieved, as necessary, depending on actual results.

Under the matrix, participants receive a stock distribution in the amount of 100% if the Target level is met, 50% if the Threshold level is met, and up to 200% if the Maximum level is achieved. Other intermediate levels are also provided for and shown in each box in the matrix. In addition, amounts may be prorated between matrix boxes depending on actual results. Threshold objectives should have an 80% probability of achievement, Target objectives should have a 50% to 60% probability of achievement, and the Maximum objectives should have a 10% to 15% probability of achievement. If the minimum Threshold objectives are not met, the performance shares will not be distributed to participants.

During 2007, the Committee approved the grants of the stock options and stock awards for NEOs shown in the Grants of Plan-Based Awards Table included in this proxy statement pursuant to the 2006 Incentive Plan.

Retirement Plans

•	Retirement Plan for Salaried Employees

Effective June 30, 2006, the Company froze the Retirement Plan for Salaried Employees (the “Defined Benefit Plan” or the “Retirement Plan for Salaried Employees”) and ended the benefit accrual for all participants. Eligible participants were all employees not covered by a collective bargaining agreement who were employees prior to July 1, 2006. The Defined Benefit Plan was replaced by the Retirement Savings Plan, which provides for Company contributions into the employee’s retirement savings plan account (see discussion below in “Retirement Savings Plan” section). The primary purpose of both the Defined Benefit Plan and the Retirement Savings Plan is to retain valuable employees.

The pension benefits included in the Pension Benefits Table are the present value of the benefits expected to be paid in the future. The amount of each future payment is based on the current accrued pension benefit. The actuarial assumptions, with the exception of the expected retirement age, are consistent with those used in the Company’s financial statements. The retirement age is the earliest unreduced retirement age as defined in the Defined Benefit Plan and the Retirement Savings Plan.

The pension benefit information set forth in this proxy statement has been calculated based on actuarial assumptions that are considered to be reasonable. Other actuarial assumptions could also be considered to be reasonable which would result in different pension benefit estimates. The amounts shown are based on the provisions applicable in each pension benefit plan in which the NEOs participate. The value of the Chairman’s pension decreased in 2007 due to his continued employment beyond the Defined Benefit Plan’s normal retirement age.

Additional information regarding these benefits and other elements of the pension benefits are discussed below in the “Retirement Savings Plan” section.

•	Retirement Savings Plan

In each payroll period, the Company makes a contribution to the retirement savings plan account of each eligible employee, including the executive officers and the NEOs. The amount of the Company contribution is four percent (4%) of the participant’s base salary for the portion of the payroll period during which the participant was an eligible employee. This percentage is the same for all employees, including the executive officers and the NEOs. In addition, for certain employees, based on a non-discriminatory formula developed with and calculated by an outside actuarial firm, Towers Perrin, there is an additional contribution, made in the form of a defined benefit replacement allocation contribution (“DBRA Contribution”), which is designed to bridge the transition from the Defined Benefit Plan to the Retirement Savings Plan. The DBRA Contribution for eligible participants began for the calendar quarter ended September 30, 2006, and will continue on a quarterly basis for four and one-half years (i.e., until December 31, 2010). In the event an eligible participant leaves the Company before receiving the full amount of his or her DBRA Contribution, the eligible participant will forfeit the right to any unpaid contribution. Other provisions are as set forth in the Retirement Savings Plan. All of the NEOs received a contribution of 4% of their base salary into their Retirement Savings Plan account. All of the NEOs, except the Chairman, received a DBRA Contribution in 2007. All amounts are included in the Summary Compensation Table.

•	Supplemental Executive Retirement Plan

NEOs participate in the same basic retirement plans as all other employees, with the exception that four of the NEOs (Messrs. Stepan, Stepan, Jr., Venegoni and Zoglio) are currently eligible for the Supplemental Executive Retirement Plans (“SERPs”). The U.S. Internal Revenue Service (“IRS”) limits benefits that otherwise would be available through the Retirement Plan for Salaried Employees. SERPs were created to provide supplemental retirement benefits to any executive affected by these IRS limits. The benefits are calculated according to the same retirement plan formula that applies to all eligible employees. SERPs are commonly offered to attract, retain and motivate NEOs and are necessary to be competitive in the marketplace. There are no early retirement arrangements specific to the NEOs and all elements of the SERP are customary for this type of retirement plan. The Retirement Plan for Salaried Employees SERP was frozen as of June 30, 2006. All SERP contributions to NEOs are included in the Summary Compensation Table.

Profit Sharing Plans

The Profit Sharing Plan is designed to (i) provide eligible employees with an element of their retirement savings that is directly connected to the Company’s financial results, (ii) provide a tax deferred retirement savings vehicle while giving all participants the incentive to optimize the Company’s financial results, and (iii) allow employees to enjoy the benefits of the Company’s success.

The Company may make two types of contributions, basic and supplemental, under the Profit Sharing Plan, as described below:

•

Basic Company Contribution: Each year the Company determines, based on the Company’s financial results, if it will make a recommendation to the Committee that the Company will make a Basic Company Contribution to the accounts of eligible participants in the Profit Sharing Plan. The Committee reviews the Company’s recommendation and, if approved, will then present the recommendation to the Board of Directors for approval. The Basic Company Contribution is the lesser of five percent of the earnings of all eligible participants or five percent of the Company’s “Remaining Net Profits” for that plan year. Remaining Net Profits are determined based on a formula that considers, among other factors, the Company’s net profits, interest on long-term debt and net worth of the Company.

•

Supplemental Executive Company Contribution: In addition to the contribution described in the “Basic Company Contribution” section above, the Board of Directors has the authority to approve supplemental benefits pursuant to the Profit Sharing Plan for certain executives (“SERP Profit Sharing Plan”). SERPs are provided to executives as a common executive benefit which allows the Company to be competitive in the executive compensation and benefits area. Eligible executives who receive a SERP benefit are receiving what other employees already receive, except that the SERP benefits are considered to be non-qualified supplemental retirement plans and as such, are not guaranteed the same as the benefits from qualified plans as a result of Internal Revenue Code (“Code”) compensation limitations. The funding status of the SERPs is reviewed periodically. Currently, the Company has elected not to fund its SERPs. All five NEOs received a 2007 SERP Profit Sharing Plan contribution. However, such amounts are not yet available, and therefore are not yet included in the Summary Compensation Table.

Employee Stock Ownership Plans

The first Stepan Company Employee Stock Ownership Plan (“ESOP”) was originally established in 1985. ESOP was designed to: (i) expand stock ownership among employees, (ii) encourage greater employee interest in the Company’s financial results, (iii) benefit employees financially by enabling them to acquire shares of the Company’s common stock without making contributions, and (iv) provide eligible employees with the opportunity to share in the growth of the Company. ESOP was frozen and closed to new participants as of January 1, 1996.

Effective January 1, 2006, the Company established the new Stepan Company Employee Stock Ownership Plan II (“ESOP II”) to achieve the goals of ESOP as listed above. ESOP II is a separate and distinct plan from ESOP. Only employees who are employed by the Company on or after January 1, 2006, and who are participants in the Profit Sharing Plan, are eligible to receive contributions into ESOP II. Contributions to ESOP II are a percentage of the Company Profit Sharing Plan contribution (percentage determined by the Committee), which are reallocated to ESOP II in shares of Stepan stock. For example, the Committee may approve a Profit Sharing Plan contribution based upon the contribution formula noted in the “Profit Sharing Plan” section above and then determine that 50% of the total contribution will remain in the Profit Sharing Plan and 50% will be reallocated to the ESOP II. The ESOP II allocation is made to broaden Stepan stock ownership among employees for alignment with all Company stockholders.

Perquisites

The Company provides NEOs with limited, standard perquisites which both the Company and the Committee believe are reasonable and consistent with the Company’s overall compensation program since they better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites provided to the NEOs and other executives. For 2007, these perquisites represented a small percentage of the NEOs’ compensation, ranging from 2.2% to 5.5%, with a median of 3.1%. The dollar values attributable to each NEO were also minimal, ranging from $5,745 to $27,817, with a median of $8,755.

All executives at the Vice President level and higher, including the NEOs, are provided the use of Company-leased vehicles, including fuel, maintenance and insurance. The allowance for the initial vehicle cost is set by salary grade. The compensation attributable to the personal use of a Company-leased vehicle is included in the Summary Compensation Table under All Other Compensation. The personal use value is computed using the annual lease valuation rule. Under this method, the purchase price of the car is used to compute an annual lease value based on IRS tables.

The Company maintains two Company-owned properties which are not used solely for business purposes. Executives, including the NEOs, are allowed to use these properties for personal use if and when they are not needed for business purposes. The value of the use of these properties is based on the incremental cost to the Company. When these properties are used by the NEOs for personal reasons, such value is included in the Summary Compensation Table under All Other Compensation.

The Company purchases tickets for a variety of entertainment events. These tickets are used primarily for business purposes. However, at various times, these tickets are used by executives for personal use. The value of any tickets used by an NEO for personal use is included in the Summary Compensation Table under All Other Compensation. In addition, both the Chief Executive Officer and the Chairman are members of country clubs which are not exclusively used for business entertainment. As such, the actual cost paid for the club membership dues and fees is included in the Summary Compensation Table under All Other Compensation.

No Severance/Change-in-Control Provisions

None of the NEOs or other executive officers has any arrangements that provide for severance payments. Additionally, none of the NEOs or other executive officers is entitled to payment of any benefits upon a change-in-control.

Stock Ownership Policy and Stock Retention Guidelines

The Company maintains a stock ownership policy with stock ownership guidelines for key executives. The Company instituted a stock ownership policy because it believes that ownership of Company stock by key executives is desirable in order to focus both short-term and long-term decision-making on the best interests of the Company and its stockholders. Key executives’ ownership of Company stock aligns those executives’ interests with the Company’s financial performance, including the performance of the Company’s common stock.

The stock ownership guidelines apply to all NEOs and other key Company executives who are all participants in the Management Incentive Plan. The Chairman and the Chief Executive Officer must each maintain ongoing ownership of Company common stock in an amount equivalent in value to at least five times their respective annual base salary. Other executive officers must own a minimum of two times their annual base salary. Stock ownership for the Chairman and the Chief Executive Officer is at a higher amount based on their higher levels of responsibility.

All such executives, including NEOs, have five years to achieve compliance with these stock ownership requirements. Executives must meet their respective stock ownership requirement by making approximately 20 percent progress each year for five years. An NEO who is nearing normal retirement age of 65 is allowed, commencing at age 61, to reduce his holdings by 20 percent to a minimum of one times his annual base salary by the calendar year he attains the age of 65.

The following shares count towards the stock ownership requirements: (i) shares owned directly or by any immediate family member, (ii) shares owned indirectly as trustee or custodian for the benefit of children, (iii) shares owned in any Company Employee Stock Ownership Plans, (iv) shares owned in the Company Employee Stock Purchase Plan, and (v) shares held in the Company deferred compensation plan. Stock option grants or performance shares do not count towards the stock ownership requirement unless actually exercised or awarded. No other shares other than those stated above count towards the stock ownership requirements.

The stock ownership policy is reviewed by the Committee, as needed, on a periodic basis. The Company periodically surveys against general industry, most recently doing so in 2007. As a result of this survey, the Committee amended the stock ownership requirement for the Chairman and the Chief Executive Officer to the increased amount indicated above.

Compliance with the stock ownership policy for all executives, including the NEOs, is reviewed on an annual basis by the Committee. The Committee determined that all nine executive officers, including the NEOs, were in compliance with the Company’s stock ownership requirements as of February 2008. If an executive fails to comply with stock ownership policy requirements and annual progress, the executive is not eligible to receive stock option grants, performance shares or any other awards under the 2006 Incentive Plan until compliance with these requirements is achieved.

The Company does not have a stock retention policy. The Company believes that its stock ownership policy is sufficient to meet the Company’s needs in ensuring that key executive’s decisions will be based on both short-term and long-term results of the Company which will benefit both the Company and its stockholders.

Post-Termination Benefits

As a general rule, the Company provides very limited post-termination compensation to executives. There are no written or verbal change-in-control or severance agreements with any executives at the Company. In addition, there are no special considerations for Company executives in connection with terminations due to death, disability, for cause or voluntary choice, including retirement.

Impact of Tax and Accounting Requirements on Compensation

The Company regularly monitors all compensation and benefits-related accounting rules, securities rules, tax rules and all other federal and state regulations on an ongoing basis through both internal sources and external sources such as consultants, advisors and outside legal counsel. The Company routinely considers all rules and regulations and their impact on plan design alternatives and Company performance.

Deductibility of Executive Compensation

In developing and implementing executive compensation policies and programs, the Committee considers whether particular payments and awards are deductible for federal income tax purposes. Federal income tax law caps the deductible compensation per year at $1 million for each of the NEOs, subject to certain exceptions. The Company’s general objective is to meet the requirements of Code Section 162(m) in order to have the ability to deduct compensation expenses. The Company’s compensation plans are designed to achieve this objective. However, this objective is also balanced with the goal of providing competitive incentives to attract, appropriately reward, and retain performing executives and other employees. While it is the general intention of the Committee to meet the requirements for deductibility, the Committee may approve payment of non-deductible compensation from time to time if circumstances warrant such action in the future. The Committee will review and monitor its policy with respect to the deductibility of compensation, as necessary. There are several, specific Code Section 162(m) provisions in the Company’s 2006 Incentive Plan related to performance shares. During 2007, all Company compensation expenses, with the exception of $77,311 paid to the Chief Executive Officer, qualified for deduction under Code Section 162(m).

Summary of Executive Compensation in 2007

In 2007, the Company compensation policies and principles described in this Compensation Discussion and Analysis were applied in determining NEO compensation. Specifically:

•	Base pay was benchmarked and in line with similar positions within general industry.

•	Incentive pay was directly connected to Company and individual performance and was higher than in 2006 reflecting improved Company financial performance.

•	The value of stock options and performance shares was dependent on significantly higher Company performance, in line with the Company’s goals.

•	For the NEOs as a group, total compensation levels are below the 50th percentile.

•	All NEOs were in compliance with stock ownership requirements.

In most cases, compensation and benefits provided to NEOs by the Company are the same as those provided to the Company’s other executives. The limited amount of benefits and perquisites offered to the NEOs is common to many companies and is reasonable in both nature and amount. The Company believes it needs to offer the level of executive compensation, benefits and perquisites as part of its total reward components to attract and retain executives in a competitive staffing environment. After considering all components of the total compensation paid to the NEOs, the Committee has determined that NEO compensation at the Company is competitive, reasonable and not excessive.

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT

In 2007, the Company’s Compensation and Development Committee was comprised of the following Non-Employee Directors: Messrs. Cadieux, Grojean, Lawton, Potter and Wehmer. Each of these Directors satisfies the New York Stock Exchange’s rules for independence. During 2007, Mr. Lawton served as Chairman of the Committee.

The Compensation and Development Committee has reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Robert D. Cadieux

Thomas F. Grojean

Gregory E. Lawton

Robert G. Potter

Edward J. Wehmer

COMPENSATION AND DEVELOPMENT COMMITTEE

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended December 31, 2006 and December 31, 2007.

Effective January 1, 2006, the base salary for Mr. F. Quinn Stepan, Jr. was increased based upon his expanded job responsibilities and his election to serve as the Company’s President and Chief Executive Officer. Mr. Stepan, Jr.’s salary was also benchmarked with the marketplace using data provided by Watson Wyatt. In 2007, Mr. Stepan, Jr.’s base salary was increased by 4.7% which is consistent with Company guidelines.

The base salaries for the other executive officers of the Company are reviewed annually by the Committee as discussed above in the Compensation Discussion and Analysis. In 2007, the merit increases for the other executive officers were consistent with Company guidelines. Specifically, for the NEOs, the Committee approved the following increases in annual base salary in 2007: Mr. Hurlbutt: 5.6%; Mr. Stepan: 0%; Mr. Venegoni: 3.9%; and Mr. Zoglio: 3.3%.

The amounts included for 2007 Stock Awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) of awards pursuant to the 2000 Stock Option Plan and the 2006 Incentive Plan and thus may include amounts from awards granted in and prior to 2007. In addition, amounts included for 2007 Option Awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) of awards pursuant to the Stepan Company 1992 and 2000 Stock Option Plans and the 2006 Incentive Plan, and thus may include amounts from awards granted in and prior to 2007.

The Company has not entered into any employment agreements with any of the NEOs. Additional information related to each component of compensation for the NEOs is provided above in the Compensation Discussion and Analysis.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
F. Quinn Stepan, Jr.	2007	$545,833	$—	$47,709	$163,741	$400,000	$—	$131,291	$1,311,022
President and Chief Executive Officer	2006	$525,000	$—	$18,272	$56,021	$—	$72,929	$65,324	$737,546
James E. Hurlbutt	2007	$222,000	$—	$17,288	$22,819	$78,188	$—	$53,631	$410,772
Vice President and Chief Financial Officer	2006	$210,000	$—	$7,309	$9,804	$12,453	$50,842	$25,628	$316,035
F. Quinn Stepan	2007	$500,000	$—	$—	$—	$320,625	$—	$47,631	$866,567
Chairman	2006	$500,000	$—	$—	$—	$—	$—	$38,921	$538,921
John V. Venegoni	2007	$289,167	$—	$30,254	$45,638	$139,292	$—	$41,431	$576,096
Vice President and General Manager—Surfactants	2006	$276,333	$—	$12,790	$19,607	$43,216	$48,423	$23,695	$424,064
Anthony J. Zoglio	2007	$262,083	$—	$30,254	$45,638	$99,461	$1,477	$69,055	$539,972
Vice President—Supply Chain	2006	$253,333	$—	$12,790	$19,607	$12,844	$54,400	$31,818	$384,792

(1)	2007 Stock Awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) of awards pursuant to the 2000 Stock Option Plan and the 2006 Incentive Plan and thus may include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2008.
(2)	2007 Option Awards reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) of awards pursuant to the 1992 Stock Option Plan, 2000 Stock Option Plan and 2006 Incentive Plan and thus include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2008.
(3)	Non-Equity Incentive Plan Compensation represents bonus amounts earned during 2006 and 2007 pursuant to the Management Incentive Plan, which were paid in February 2007 and February 2008, respectively.
(4)	Amounts reflect the actuarial increase in the present value of the NEO’s benefits under the Company’s pension plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. With the exception of Mr. Zoglio, the 2007 pension values for each NEO decreased as follows: Mr. Stepan, Jr.: $51,325; Mr. Hurlbutt: $18,946; Mr. Stepan: $176,564; and Mr. Venegoni: $33,424. With the exception of Mr. Stepan, this is due to an increase in the discount rate. Mr. Stepan’s decrease is due to both an increase in the discount rate, and also his delayed retirement beyond the Plan’s Normal Retirement Age.
(5)	Amounts include 2007 Company contributions to each NEO’s defined contribution accounts as follows: Mr. Stepan, Jr.: $113,875; Mr. Hurlbutt: $46,868; Mr. Stepan: $20,000; Mr. Venegoni: $32,676 and Mr. Zoglio: $63,310. Also includes amounts for personal use of Company-leased vehicles, Company-owned properties, as well as spousal travel, entertainment events, and club membership dues and fees.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)(2)	Closing Price on Grant Date ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)(1)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
F. Quinn Stepan, Jr.	2/13/2007	$—	$409,375	$—	3,000	6,000	12,000	0	30,000	$31.70	$31.49	$314,790
James E. Hurlbutt	2/13/2007	$—	$106,560	$—	1,000	2,000	4,000	0	3,500	$31.70	$31.49	$55,790
F. Quinn Stepan	2/13/2007	$—	$375,000	$—	0	0	0	0	0	$—	$—	$—
John V. Venegoni	2/13/2007	$—	$173,500	$—	1,750	3,500	7,000	0	7,000	$31.70	$31.49	$104,248
Anthony J. Zoglio	2/13/2007	$—	$157,250	$—	1,750	3,500	7,000	0	7,000	$31.70	$31.49	$104,248

(1)	Reflects estimated Target payouts under the Company’s Management Incentive Plan Amended and Restated as of January 1, 2005. These estimated amounts are based on the individual’s current salary and position.
(2)	Reflects the option price, which is the average of the opening price and closing price on the date of the grant.
(3)	Reflects the total fair value amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) of stock awards and stock options on the date of the grant. Stock Awards are calculated using the Target payout level.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
F. Quinn Stepan, Jr.	16,145			$30.97	5/4/2008			5,500	$178,915
	42,895			$23.31	2/15/2009
	45,058			$21.75	5/8/2010
	48,000			$23.68	2/10/2012
	48,716			$24.94	2/9/2014
	20,000			$26.25	2/13/2016
		30,000		$31.70	2/12/2015

James E. Hurlbutt	1,800			$30.97	5/4/2008			2,000	$ 65,060
	10,500			$23.68	2/10/2012
	10,825			$24.94	2/9/2014
	3,500			$26.25	2/13/2016
		3,500		$31.70	2/12/2015

F. Quinn Stepan	48,436			$30.97	5/4/2008			—	$ —
	69,793			$21.75	5/8/2010
	67,000			$23.68	2/10/2012
	68,203			$24.94	2/9/2014
		—

John V. Venegoni	6,458			$30.97	5/4/2008			3,500	$113,855
	17,158			$23.31	2/15/2009
	18,390			$21.75	5/8/2010
	16,500			$23.68	2/10/2012
	14,975			$24.94	2/9/2014
	7,000			$26.25	2/13/2016
		7,000		$31.70	2/12/2015

Anthony J. Zoglio	6,258			$30.97	5/4/2008			3,500	$113,855
	4,597			$21.75	5/8/2010
	15,000			$23.68	2/10/2012
	13,773			$24.94	2/9/2014
	7,000			$26.25	2/13/2016
		7,000		$31.70	2/12/2015

(1)	All options listed in this column are exercisable on February 13, 2009.
(2)	Reflects Stock Awards granted in February 2006 and February 2007 that have not yet been earned. The vesting date for such Stock Awards is based upon the Company achieving certain financial targets by December 31, 2008 and December 31, 2009, respectively.

OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
F. Quinn Stepan, Jr.	—	$—	—	$ —
James E. Hurlbutt	10,624	$91,317	—	$ —
F. Quinn Stepan	31,700	$323,023	—	$ —
John V. Venegoni	—	$—	—	$ —
Anthony J. Zoglio	200	$806	—	$ —

PENSION BENEFITS

The table below shows the Retirement Plan Name, Number of Years of Credited Service, Present Value of Accumulated Benefit Payable, and Payments During Last Fiscal Year, if any, for each of the NEOs. The Retirement Plans include both the Retirement Plan for Salaried Employees and the SERP determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The amounts shown are based on the plan provisions applicable in each plan in which the NEOs participate. Further information regarding the Company’s Retirement Plans is provided above in the Compensation Discussion and Analysis.

The pension values included in the table below are the present value of the benefits expected to be paid in the future. The amount of each future payment is based on the current accrued pension benefit. The actuarial assumptions, with the exception of the expected retirement age, are the same as used for the Company’s financial statements. The retirement age is the earliest unreduced retirement age as defined in each plan. Mr. Zoglio is the only NEO who is eligible for early retirement under the pension plans.

The change in pension values shown in the Summary Compensation Table decreased for all of the NEOs, except for Mr. Zoglio, due to the increase in the discount rate.

For the Retirement Plan for Salaried Employees and the SERP components included in Present Values of Accumulated Benefit, the normal retirement benefit is based on the following formula:

•	50% of Final Average Earnings less 50% of the participant’s Primary Social Security benefit times Service up to 30 years divided by 30.

•	Normal Retirement: age 65.

•

Early Retirement: retirement before age 65 and on or after both attaining age 55 and completing 5 years of vesting service. The normal retirement benefit is reduced by 4/12 of 1% per month for each month between the date on which the payments begin and the date of the participant’s 63rd birthday.

•	Service: credited from date of hire to June 30, 2006, with a maximum of 30 years.

•

Final Average Earnings: highest consecutive five years of base compensation during last ten years of service through June 30, 2006. This amount is limited for the Retirement Plan for Salaried Employees to the amount allowed by Code regulations.

The specific assumptions used in estimating Present Values of Accumulated Benefit include:

•

Assumed Retirement Age: pension benefits are assumed to begin at each participant’s earliest unreduced retirement age, but not before the participant’s current age. The earliest unreduced retirement age is 63 for both plans.

•	Discount Rate: the applicable discount rates as of December 31, 2006, and December 31, 2007, are 5.75% and 6.00%, respectively.

•	Mortality Table: the mortality table used is the RP2000 combined healthy table with no collar adjustment and no projected future mortality improvements.

The information shown in the table below has been developed based on actuarial assumptions that are considered to be reasonable. Other actuarial assumptions could also be considered to be reasonable and would result in different values.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
F. Quinn Stepan, Jr.	Retirement Plan for Salaried Employees	20.7	$253,472	$—
	Supplemental Executive Retirement Plan	20.7	$284,108	$—

James E. Hurlbutt	Retirement Plan for Salaried Employees	24.2	$398,599	$—
	Supplemental Executive Retirement Plan	N/A	N/A	N/A

F. Quinn Stepan	Retirement Plan for Salaried Employees	30.0	$787,024	$—
	Supplemental Executive Retirement Plan	30.0	$1,499,809	$—

John V. Venegoni	Retirement Plan for Salaried Employees	23.9	$324,684	$—
	Supplemental Executive Retirement Plan	23.9	$73,972	$—

Anthony J. Zoglio	Retirement Plan for Salaried Employees	14.7	$458,834	$—
	Supplemental Executive Retirement Plan	14.7	$62,502	$—

NONQUALIFIED DEFERRED COMPENSATION

Pursuant to the Company’s deferred compensation plan, certain executives, including the NEOs, may defer awards earned under the Management Incentive Plan. Deferral elections are made by eligible executives in December of each year for the amounts to be earned in the following year. An executive may defer all or a portion of his or her award pursuant to the provisions of the Management Incentive Plan. Additional information regarding the Management Incentive Plan is included in the “Elements of Compensation” section of the Compensation Discussion and Analysis.

The table below shows the investment options available under the Management Incentive Plan and their annual rate of return for the calendar year ended December 31, 2007, as reported by the advisors who provide information to the Company.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Fidelity Contrafund	19.78%	Fidelity Puritan	6.17%
Fidelity Growth Discovery	26.84%	DWS Scudder Money Market	4.63%
Fidelity Intermediate Bond	3.96%	Stepan Company Stock	5.56%

After an executive has elected to defer all or a portion of his or her annual incentive awards, no amounts can be paid until the executive has separated from service with the Company in accordance with the provisions of the Management Incentive Plan. At that time, benefits in the executive’s account shall be paid in a single sum or in substantially equal annual installments over 3, 5 or 10 years, as elected by the executive. Participants may change a distribution election for future deferrals at age 50 and every five years thereafter. Future changes may be made to the Management Incentive Plan as necessary to comply with Code Section 409A.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
F. Quinn Stepan, Jr.	$300,000	$—	$45,914	$—	$908,877
James E. Hurlbutt	$78,188	$—	$28,584	$—	$380,504
F. Quinn Stepan	$—	$—	$1,353,048	$—	$12,369,252
John V. Venegoni	$139,292	$—	$33,842	$—	$689,291
Anthony J. Zoglio	$—	$—	$24,918	$—	$381,426

(1)	These amounts are also reported in the Summary Compensation Table.

DIRECTOR COMPENSATION

Overview of Director Compensation Program

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. The Company annually reviews the adequacy and competitiveness of the amount of the annual retainer fee, meeting attendance fees and stock awards and makes adjustments as it deems appropriate.

Directors’ Fees

For the fiscal year ended December 31, 2007, Directors who are not also employees of the Company are currently paid an annual retainer fee (“Annual Director Retainer Fee”) of $44,000 plus $1,500 for attendance at each Board of Director meeting and $1,500 for attendance at each Board of Director Committee meeting. In addition, the Chairman of the Audit Committee of the Board of Directors is paid an annual fee of $10,000, and all other Board of Director Committee Chairmen are each paid an annual fee of $5,000. No fees or other compensation are paid to Directors who are also employees of the Company.

Directors Deferred Compensation Plan

A Non-Employee Director, at his election, may defer receipt of his director compensation into one or more available investment options offered under the Stepan Company Directors Deferred Compensation Plan Amended and Restated as of January 1, 2005 (“Directors Deferred Plan”). At the election of a Non-Employee Director, deferred payments generally may be made in shares of Company common stock or cash, depending upon the election made by the Non-Employee Director.

In addition, Non-Employee Directors are granted an annual stock award of $15,000 (“Annual Stock Award”) at every February Committee meeting. The number of shares credited to the Annual Stock Award will be determined by dividing $15,000 by the average of the opening and closing price of common stock on the day of the grant of the Annual Stock Award. No transfer of any Annual Stock Award to any other account will be allowed at any time and the Annual Stock Award will be payable to the Non-Employee Director upon termination of service on the Board of Directors, in a single lump sum payment, and will be made only in shares of Company common stock.

Stock Option Program for Non-Employee Directors

Pursuant to the Stepan Company 2006 Incentive Compensation Plan (the “2006 Incentive Plan”), as of the date of the annual meeting of the Company’s stockholders in each of calendar years 2008, 2010 and 2012, each Non-Employee Director serving as a Director of the Company on such date will automatically be awarded a stock option to purchase the number of shares of stock determined by dividing the Annual Director Retainer Fee for such calendar year by the fair market value of a share of stock as of such date. The option price of each share of stock under a stock option granted to a Non- Employee Director will be equal to the fair market value of a share of stock on the date of the grant or, if greater, par value. The option price may be paid, upon exercise, in cash, in shares of stock or in any combination of cash or stock as the Non-Employee Director elects. No stock option granted to a Non-Employee Director may be exercised before the Non-Employee Director completes two continuous years of service as a Non-Employee Director following the date of the grant, or more than eight years after the date of the grant. Pursuant to the 2006 Incentive Plan, the Non-Employee Directors will be granted a stock option on April 22, 2008, which will be determined by dividing the Annual Director Retainer Fee payable to the Non-Employee Director for the current calendar year by the fair market value of a share of stock on April 22, 2008. This option will be exercisable on April 22, 2010, and will expire on April 21, 2016.

In addition, the Committee will also be able to make additional grants of stock options or stock awards to Non-Employee Directors at the times and in the amounts and subject to such other terms and conditions to be determined by the Committee in its sole discretion. The 2006 Incentive Plan sets forth restrictions upon the exercise of stock options by Non-Employee Directors upon termination of their service by reason of death, disability, retirement or otherwise. The stock options awarded to a Non-Employee Director under the 2006 Incentive Plan are in addition to the Annual Director Retainer Fee, meeting attendance fees, and the Annual Stock Award payable to the Non-Employee Director by the Company in cash or deferred compensation as discussed above.

Non-Employee Directors’ Stock Ownership Policy

Effective November 2005, the Board of Directors approved a Non-Employee Directors’ Stock Ownership Policy which requires each Non-Employee Director to own a minimum of Company stock equivalent in value to three times his or her current Annual Director Retainer Fee paid by the Company. The following shares count towards the stock ownership requirements: (i) shares owned directly or by any immediate family member, (ii) shares owned indirectly as trustee or custodian for the benefit of children, and (iii) shares held in the Non-Employee Director’s deferred compensation plan account. Unexercised stock option shares do not count towards the stock ownership requirements unless actually exercised.

The Board of Directors approved a five-year time frame for the Non-Employee Directors to acquire the requisite amount of Company stock. Typically, the Non-Employee Directors meet their respective stock ownership requirement by making approximately 20 percent progress each year for five years. Compliance with the stock ownership policy for all Non-Employee Directors is reviewed on an annual basis. As of February 2008, all Non-Employee Directors were either in full compliance with stock ownership requirements or have made the requisite amount of progress towards full compliance. Any Non-Employee Director who is not in compliance with his required stock ownership level will not be eligible for any additional, discretionary stock option grants until compliance is achieved.

Retirement Plan for Non-Employee Directors

The Company has a non-qualified, non-funded retirement income plan for the benefit of the Non-Employee Directors (the “Director Retirement Plan”). The Director Retirement Plan provides for a benefit after ten years of service of 50 percent of the Annual Director Retainer Fee at retirement plus two percent for each year served on the Board of Directors in excess of ten years with a maximum 25 years credit in excess of ten years. Effective December 31, 2005, the Director Retirement Plan was amended to provide that no other individual shall become eligible to participate in the Director Retirement Plan. In addition, all benefit accruals were frozen for current participants effective December 31, 2005. Those Non-Employee Directors who were eligible to receive benefits under the Director Retirement Plan as of December 31, 2005, will receive said benefits. Benefits commence at 70 years of age.

The pension values included in the Director Summary Compensation Table below are the present value of the benefits expected to be paid in the future. The amount of each future payment is based on each participant’s frozen accrued pension benefit in the Director Retirement Plan. The actuarial assumptions are the same as used in the Company’s financial statements. The retirement age is the earliest unreduced retirement age as defined in the Director Retirement Plan. The change in pension values shown in the Director Summary Compensation Table below has been developed based on actuarial assumptions that are considered to be reasonable. Other actuarial assumptions could also be considered to be reasonable and would result in different values. The change in pension values shown in the Director Summary Compensation Table includes the effect of the time value of money for each Director being one year closer to the retirement age (70) for the Director Retirement Plan.

For the Director Retirement Plan components included in the present value calculation, the benefit is based on the following formula:

•	The Director Retirement Plan was frozen to new participants and there are no additional benefit accruals as of December 31, 2005.

•

The normal retirement benefit is based on the sum of (1) 50% of the Annual Director Retainer Fee in effect as of December 31, 2005, and (2) 2% of the Annual Director Retainer Fee in effect as of December 31, 2005, multiplied by the years of service in excess of ten years of service.

•	Normal Retirement: age 70.

•	Early Retirement: none.

•	Years of Service: number of completed calendar years a Non-Employee Director has served on the Board of Directors. Years of service were frozen as of December 31, 2005.

The specific assumptions used in estimating present values include:

•	Assumed Retirement Age: the normal retirement age is 70 years old.

•	Discount Rate: the applicable discount rates as of December 31, 2006, and December 31, 2007, are 5.75% and 6.00%, respectively.

•	Mortality Table: the mortality table used is the RP2000 combined healthy table with no collar adjustment and no projected future mortality improvements.

For the current Non-Employee Directors, based on the information provided above, as of December 31, 2006 and December 31, 2007, the annual benefit for the following current Non-Employee Directors is as follows: Mr. Cadieux: $25,463; Mr. Grojean: $38,786; and Mr. Potter: $22,792.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to Non-Employee Directors for the fiscal year ended December 31, 2007.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Robert D. Cadieux	$69,733	$14,994	$5,522	$—	$—	$905,509	$999,555
Thomas F. Grojean	$66,567	$14,994	$5,522	$—	$3,421	$—	$94,300
Gregory E. Lawton	$70,150	$14,994	$5,522	$—	$—	$—	$94,463
Robert G. Potter	$70,400	$14,994	$5,522	$—	$1,230	$—	$95,943
Edward J. Wehmer	$74,900	$14,994	$5,522	$—	$—	$—	$99,213

(1)	F. Quinn Stepan, Jr., the Company’s President and Chief Executive Officer, and F. Quinn Stepan, the Company’s Chairman, are not included in this table as they are employees of the Company and thus receive no compensation for their services as Directors. The compensation received by Messrs. Stepan, Jr. and Stepan as employees of the Company are shown in the Summary Compensation Table.
(2)	Reflects Annual Stock Award granted in February 2007. Each Director was awarded 473 shares.
(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123 (R), and thus includes amounts from awards granted in and prior to 2007. As of December 31, 2007, each Director has the following number of stock options outstanding: Mr. Cadieux: 7,864; Mr. Grojean: 7,864; Mr. Lawton: 1,519; Mr. Potter: 7,864; and Mr. Wehmer: 3,398.
(4)	Amounts reflect the actuarial increase in the present value of the Director’s benefits under the Director Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The change in pension value for Mr. Cadieux decreased by $602 due to an increase in the discount rate. Mr. Cadieux commenced his retirement benefits in 2007.
(5)	Amount includes distribution from Directors Deferred Compensation Plan as stated in the Special 409A Transition Distribution Election for Deferrrals Agreement between Mr. Cadieux and the Company.

REPORT OF THE AUDIT COMMITTEE

In 2007, the Company’s Audit Committee was comprised of the following Non-Employee Directors: Messrs. Cadieux, Grojean, Lawton, Potter and Wehmer. Each of these Directors satisfies the New York Stock Exchange’s rules for independence. During 2007, Mr. Wehmer served as Chairman of the Committee.

The Audit Committee has:

(a)	reviewed and discussed with management and Deloitte & Touche LLP, the independent registered public accounting firm appointed by the Board of Directors, the Company’s audited financial statements as of and for the year ended December 31, 2007;

(b)	discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by No. 90, Audit Committee Communications, as adopted by the Auditing Standards Board of the American Institute of Certified Public Accountants;

(c)	received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, as adopted by the Independence Standards Board, and has discussed with the independent registered public accounting firm its independence from the Company and its management; and

(d)	considered whether the provision of non-audit services by the Company’s principal auditor is compatible with maintaining auditor independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Robert D. Cadieux

Thomas F. Grojean

Gregory E. Lawton

Robert G. Potter

Edward J. Wehmer

AUDIT COMMITTEE

ACCOUNTING AND AUDITING MATTERS

Upon the recommendation of its Audit Committee, the Board of Directors has selected Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm for the Company for 2008. In connection with the audits for the two most recent fiscal years, there have been no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference thereto in connection with its report on the financial statements of the Company for such time periods. Also during those time periods, there have been no “reportable events,” as such term is used in Item 304(a)(1)(v) of Regulation S-K.

Deloitte’s reports on the financial statements of the Company for the last two years contained neither an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

Representatives of Deloitte are expected to be present at the 2008 Annual Meeting of Stockholders with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions from the stockholders.

PROPOSAL: Upon the recommendation of its Audit Committee, the Board of Directors recommends to the stockholders that the appointment of Deloitte as the independent registered public accounting firm for the Company and its subsidiaries be ratified for fiscal year 2008.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional audit services rendered by Deloitte for the audit of the Company’s annual financial statements for the years ended December 31, 2007, and December 31, 2006, and fees billed for other services rendered by Deloitte during those periods.

	2007	2006
Audit Fees(a)	$985,800	$873,300
Audit-Related Fees(b)	0	0
Tax Fees(c)	112,900	120,500
All Other Fees(d)	1,500	1,500

Total	$1,100,200	$995,300

(a)	Audit Fees consist of audit work performed on the Company’s annual financial statements and review of the Company’s quarterly financial statements.
(b)	Audit-Related Fees consist of audits of employee benefit plans for which there were none performed by Deloitte in 2006 and 2007.
(c)	Tax Fees consist principally of assistance with tax return filings in certain foreign jurisdictions and preparation of expatriate tax returns.
(d)	All Other Fees consist solely of an annual subscription fee for an online accounting research tool licensed from Deloitte.

Pre-Approval Policy

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy requiring the pre-approval of all audit, audit-related, and permissible non-audit services provided by the independent registered public accounting firm. A copy of this policy is available at no charge upon written request to the Secretary of the Company. The policy provides guidance to management as to the specific services that the independent registered public accounting firm may perform for the Company. The policy requires that a description of the services expected to be performed by the independent registered public accounting firm, together with an estimate of fees, be provided to the Audit Committee for approval on an annual basis. The scope of these services is carefully considered by the Audit Committee to ensure such services are consistent with the rules of the Securities and Exchange Commission on auditor independence. Any requests for audit, audit-related, and non-audit services not previously authorized must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the policy delegates to the Audit Committee Chairman, the authority to grant specific pre-approval between meetings provided that the Chairman report any pre-approval decision to the Audit Committee at its next regularly scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm.

None of the services related to the Audit-Related Fees or Tax Fees described above was approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the Securities and Exchange Commission.

STOCKHOLDER PROPOSALS

In order for proposals from Company stockholders to be included in the Proxy Statement and Form of Proxy for the 2009 Annual Meeting of Stockholders in accordance with Securities and Exchange Commission Rule 14a-8, the Company must receive the proposals at its administrative offices at Edens Expressway and Winnetka Road, Northfield, Illinois 60093, no later than November 20, 2008.

A stockholder that intends to present business at the 2009 Annual Meeting of Stockholders other than pursuant to Rule 14a-8 must comply with the requirements set forth in the Company’s By-laws. Among other things, to bring business before an annual meeting, a stockholder must give written notice thereof, complying with the By-laws, to the Secretary of the Company not later than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Therefore, because the 2008 Annual Meeting of Stockholders is scheduled for April 22, 2008, the Company must receive notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 no later than January 22, 2009.

COMMUNICATIONS FOR ALL INTERESTED PARTIES

All interested parties may communicate directly with the Board of Directors, non-management directors or specified directors of the Company by submitting all communications in writing to the Nominating and Corporate Governance Committee Chairman, c/o Secretary’s Office, Stepan Company, Edens Expressway and Winnetka Road, Northfield, Illinois 60093. The Secretary delivers all correspondence to the Nominating and Corporate Governance Committee Chairman without first screening the correspondence.

VOTING MATTERS

In connection with any other business that may properly come before the meeting and of which the Board of Directors is not currently aware, votes will be cast pursuant to the authority granted by the enclosed proxy in accordance with the best judgment of a majority of the persons present and acting under the proxy.

You may either vote “FOR” or “WITHHOLD” authority to vote for the nominees for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals.

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purposes of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal. If you withhold your authority to vote for any director nominee, this has the same effect as a vote against that director.

If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question. This effectively reduces the number of shares needed to approve the proposal, making it more likely that the proposal will be approved.

In order to ensure the presence of the necessary quorum at the Annual Meeting of Stockholders, please mark, sign and return the enclosed Proxy card promptly in the envelope provided. No postage is required if mailed in the United States. Even though you sign and return your Proxy card, you are invited to attend the meeting.

By order of the Board of Directors,

KATHLEEN O. SHERLOCK

    Assistant Secretary

Northfield, Illinois

March 20, 2008

Ú PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proxy — Stepan Company

Annual Meeting of Stockholders to be held April 22, 2008

This proxy is solicited on behalf of the Company’s Board of Directors

I, the undersigned, hereby appoint James E. Hurlbutt and Kathleen O. Sherlock, or either of them (the “Proxies”), with full power of substitution, to represent and vote all shares that the undersigned is entitled to vote at the annual meeting of stockholders of STEPAN COMPANY on April 22, 2008, or at any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the proposals set forth below:

– Election of Directors, Nominees: Thomas F. Grojean and F. Quinn Stepan, Jr.

– Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for 2008.

In their discretion the Proxies are authorized to vote on such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY,

USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

Using a black ink pen, mark your votes with an X as shown in	☒
this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

Ú PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold	+
01 - Thomas F. Grojean	☐	☐	02 - F. Quinn Stepan, Jr.	☐	☐

	For	Against	Abstain
2. Ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for 2008.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date and sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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